Exhibit 99.1

IMMEDIATE RELEASE

HOME FEDERAL BANCORP, INC. OF LOUISIANA REPORTS RESULTS OF OPERATIONS
FOR THE QUARTER AND SIX MONTHS ENDED DECEMBER 31, 2011 AND
APPROVAL OF STOCK REPURCHASE PROGRAM

Shreveport, La., Feb. 1, 2012 – Home Federal Bancorp, Inc. of Louisiana (the “Company”) (Nasdaq: HFBL), the holding company of Home Federal Bank, reported net income for the three months ended December 31, 2011 of $680,000, an increase of $178,000 compared to net income of $502,000 reported for the three months ended December 31, 2010. The Company’s basic and diluted earnings per share were $0.24 and $0.23, respectively, for the quarter ended December 31, 2011, compared to basic and diluted earnings per share of $0.17 for the quarter ended December 31, 2010.

The Company reported net income of $1.5 million for the six months ended December 31, 2011, compared to $1.1 million for the six months ended December 31, 2010. The Company’s basic and diluted earnings per share were $0.52 and $0.51, respectively, for the six months ended December 31, 2011, compared to $0.39 for the six months ended December 31, 2010.

The increase in net income for the three months ended December 31, 2011, resulted primarily from a $697,000, or 40.1%, increase in net interest income, partially offset by an increase of $344,000, or 21.4%, in non-interest expense, a $78,000, or 10.0%, decrease in non-interest income, a $60,000 or 23.3%, increase in income tax expense and a $37,000, or 24.5%, increase in the provision for loan losses.  The increase in net interest income for the three months ended December 31, 2011, was due to an increase of $682,000, or 26.8%, in total interest income as a result of an increase in volume of interest-earning assets, and a decrease of $15,000, or 1.9%, in interest expense on borrowings and deposits primarily due to an overall decrease in rates paid on interest-bearing liabilities.  The Company’s average interest rate spread was 3.69% for the three months ended December 31, 2011, compared to 3.10% for the prior year period. The Company’s net interest margin was 4.09% for the three months ended December 31, 2011, compared to 3.65% for the quarter ended December 31, 2010. The increase in average interest rate spread and net interest margin on a comparative quarterly basis was primarily the result of a higher average volume of interest earnings assets for the quarter ended December 31, 2011.

The increase in net income for the six months ended December 31, 2011, resulted primarily from a $1.1 million, or 31.0%, increase in net interest income and a $31,000, or 1.9%, increase in non-interest income. These changes were partially offset by a $706,000, or 22.8%, increase in non-interest expense, a $7,000, or 1.2%, increase in income taxes and a $51,000, or 22.9%, increase in the provision for loan losses. Similar to the increase for the quarter ended December 31, 2011, the increase in net interest income for the six month period was primarily due to an increase in total interest income as a result of an increase in the volume of interest-earning assets and a decrease in interest expense on borrowings and deposits due to an overall decline in the average cost of funds.  The Company’s average interest rate spread was 3.47% for the six months ended December 31, 2011, compared to 3.21% for the six months ended December 31, 2010. The Company’s net interest margin was 3.90% for the six months ended December 31, 2011, compared to 3.72% for the six months ended December 31, 2010.  The increase in net interest margin and average interest rate spread is attributable primarily to the implementation of the Company’s strategy to enhance our core earnings by increasing commercial loan volume and related income in conjunction with decreasing costs associated with deposits and advances from the Federal Home Loan Bank.

The $78,000 decrease in non-interest income for the quarter ended December 31, 2011, compared to the prior period was primarily due to decreases of $31,000 and $146,000, respectively, in gain on sale of investments and other non-interest income, partially offset by increases of $47,000 and $52,000, respectively, in gain on loans held for sale and income from bank owned life insurance. The $31,000 increase in non-interest income for the six months ended December 31, 2011, compared to the prior year period was primarily due to increases of $61,000 and $108,000, respectively, in gain on loans held for sale and income from bank owned life insurance, partially offset by decreases of $57,000 and $81,000, respectively, in gain on sale of investments and other non-interest income. The Company sells most of its fixed rate mortgage loan originations. The increases in non-interest expense for the quarter and six months ended December 31, 2011 compared to 2010 were primarily due to increases in compensation and benefits expense of $221,000 and $325,000, respectively, due in part to the hiring of commercial and residential loan officers and other employees in 2011, as well as increases of $53,000 and $125,000, respectively, in occupancy and equipment, $13,000 and $9,000, respectively, in audit and examination fees, $38,000 and $78,000, respectively, in data processing costs, and $96,000 and $141,000, respectively, in legal expenses. The $188,000 provision for loan losses during the three months ended December 31, 2011, an increase of $37,000, or 24.5%, over the prior year three month period, reflects the increase in loan loss allowances deemed necessary by management for risks associated with the increasing volume of non-residential and commercial loans.

At December 31, 2011, the Company reported total assets of $252.4 million, an increase of $19.1 million, or 8.2%, compared to total assets of $233.3 million at June 30, 2011.  The increase in assets was comprised primarily of increases in investment securities of $560,000, or 0.7%, from $80.8 million at June 30, 2011, to $81.3 million at December 31, 2011, net loans receivable of $14.9 million, or 11.9%, from $125.4 million at June 30, 2011, to $140.3 million at December 31, 2011 and loans held-for-sale of $5.9 million, or 89.4%, from $6.7 million at June 30, 2011 to $12.6 million at December 31, 2011. The increase in loans held-for-sale primarily reflects an increase in residential mortgage loan originations during the six months ended December 31, 2011. In addition, a slight increase in receivables from financial institutions purchasing the Company’s loans held-for-sale contributed to this increase. Deposits increased $19.8 million, or 12.9%, to $173.5 million at December 31, 2011, compared to $153.6 million at June 30, 2011, none of which are brokered deposits. Advances from the Federal Home Loan Bank of Dallas decreased $1.3 million, or 4.8%, to $25.6 million at December 31, 2011, from $26.9 million at June 30, 2011.  At December 31, 2011, the Company had $203,000 of non-performing assets, or 0.08% of total assets at such date, compared to $114,000 or 0.05% of total assets at June 30, 2011.

The following table shows total loans originated and sold during the periods indicated.

	Six Months Ended December 31,
	2011	2010	% Change
Loan originations:	(In thousands)
One- to four-family residential	$79,570	$66,014	20.5%
Commercial — real estate secured (owner occupied and non-owner occupied)	4,445	4,071	9.2%
Multi-family residential	4,751	2,244	111.7%
Commercial business	8,045	8,492	(5.3)%
Land	1,225	5,609	(78.2)%
Construction	18,395	9,074	102.7%
Home equity loans and lines of credit and other consumer	3,950	3,353	17.8%
Total loan originations	120,381	98,857	21.8%
Loans sold	55,363	82,693	(33.0)%

Shareholders’ equity increased $1.1 million, or 2.2%, to $52.3 million at December 31, 2011, from $51.2 million at June 30, 2011.  The primary reasons for the increase in shareholders’ equity from June 30, 2011, were net income of $1.5 million for the six months ended December 31, 2011, proceeds from the issuance of common stock from the exercise of stock options of $66,000 and the vesting of restricted stock awards, stock options and release of employee stock ownership plan shares totaling $90,000, partially offset by dividends paid of $365,000 and a decrease of $150,000 in the Company’s accumulated other comprehensive income.

The Company also announced today that its Board of Directors approved the commencement of the Company’s first stock repurchase program following the Bank’s second step conversion offering completed on December 22, 2010.  The new repurchase plan provides for the repurchase of up to 305,000 shares, or approximately 10.0% of the Company’s outstanding common stock, from time to time, in open market or privately negotiated transactions.  Previously on December 23, 2011, the Company announced that in order to fund the 2011 Recognition and Retention Plan, the related trust may purchase up to 77,808 shares of the Company’s common stock in the open market or from private sources.

Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its four full-service banking offices and one agency in northwest Louisiana.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)

	December 31,	June 30,
ASSETS	2011	2011
	(Unaudited)
Cash and cash equivalents	$6,258	$9,599
Investment securities	81,324	80,764
Loans held-for-sale	12,599	6,653
Loans receivable, net of allowance for loan losses (December 31, 2011: $1,116; June 30, 2011: $842)	140,285	125,371
Other assets	11,962	10,933

Total assets	$252,428	$233,320

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$173,462	$153,616
Advances from the Federal Home Loan Bank of Dallas	25,612	26,891
Other liabilities	1,049	1,630

Total liabilities	200,123	182,137

Shareholders’ equity	52,305	51,183

Total liabilities and shareholders’ equity	$252,428	$233,320

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

Total interest income	$3,226	$2,544	$6,099	$5,081
Total interest expense	789	804	1,586	1,635
Net interest income	2,437	1,740	4,513	3,446
Provision for loan losses	188	151	274	223
Net interest income after provision for loan losses	2,249	1,589	4,239	3,223
Non-interest income	702	780	1,645	1,614
Non-interest expense	1,954	1,610	3,806	3,100
Income before income taxes	997	759	2,078	1,737
Income taxes	317	257	596	589

NET INCOME	$680	$502	$1,482	$1,148

EARNINGS PER SHARE
Basic	$0.24	$0.17	$0.52	$0.39
Diluted	$0.23	$0.17	$0.51	$0.39

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

Selected Operating Ratios(1):
Average interest rate spread	3.69%	3.10%	3.47%	3.21%
Net interest margin	4.09%	3.65%	3.90%	3.72%
Return on average assets	1.08%	1.00%	1.20%	1.16%
Return on average equity	5.32%	4.88%	5.84%	6.32%

Asset Quality Ratios(2):
Non-performing assets as a percent of total assets	0.08%	0.05%	0.08%	0.05%
Allowance for loan losses as a percent of total loans receivable	0.79%	0.63%	0.79%	0.63%
____________
(1)           Ratios for the three and six month periods are annualized.
(2)           Asset quality ratios are end of period ratios.

CONTACT:
Daniel R. Herndon, President and Chief Executive Officer
James R. Barlow, Executive Vice President and Chief Operating Officer
(318) 222-1145

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